Exhibit 99.1

CONTACT:

Erica Wishner
Acorda Therapeutics
(914) 347-4300 ext. 162
ewishner@acorda.com

FOR IMMEDIATE RELEASE
Acorda Therapeutics Begins Second Phase 3 Clinical Trial of
Fampridine-SR in Multiple Sclerosis

Hawthorne, NY June 6, 2007 - Acorda Therapeutics (Nasdaq: ACOR) announced today that it has begun a second Phase 3 clinical study of Fampridine-SR in multiple sclerosis (MS), with the randomization of its first patient into the treatment phase of the study. The study is expected to enroll approximately 200 patients at 35 leading MS clinical centers in the United States and Canada. Fifteen centers have been initiated and are in the process of screening subjects for the trial.

The MS-F204 study, which is conducted under a Special Protocol Assessment (SPA) issued by the Food and Drug Administration (FDA), will evaluate the safety and efficacy of Fampridine-SR in improving walking ability in people with MS. An SPA is a process in which the FDA provides guidance on a Phase 3 clinical trial whose data will form the primary basis for an efficacy claim. Pending clinical results from MS-F204, FDA has agreed that this study together with the previous Phase 3 study would be adequate to support a New Drug Application (NDA) for Fampridine-SR.

The primary outcome measure for the study will be a walking response criterion, defined as a consistent improvement in walking speed as measured by the Timed 25-Foot Walk. The secondary outcome measure for this study is the Lower Extremity Manual Muscle Test (LEMMT). Individuals who are interested in learning about study enrollment may call, 877-617-2494 toll-free, weekdays from 10:00am to 4:00pm Eastern Time.

“As a clinician I see how impaired walking affects my patient’s ability to conduct even the most routine tasks,” said Lauren Krupp, M.D., Professor of Neurology and Psychology, Stony Brook University. “A drug that could improve walking ability would be a significant contribution to the treatment of people with MS.”

Ron Cohen, M.D., President and CEO of Acorda Therapeutics, said, “Walking impairment in MS is pervasive and seriously debilitating in this patient population. We are proud to be working towards an important treatment that potentially may help to address this major unmet medical need.”

About MS

Multiple sclerosis is a chronic, usually progressive disease of the central nervous system in which the immune system attacks and destroys the structure, and therefore degrades the function, of nerve cells. Approximately 400,000 Americans have MS, and every week about 200 people are newly diagnosed. Most are between the ages of 20 and 50, and women are affected two to three times as much as men. Worldwide, MS may affect 2.5 million individuals.

According to the National Multiple Sclerosis Society (NMSS), the direct costs of medical care for MS patients in the United States exceed $6 billion annually. Additionally, a recent NMSS analysis estimated the total cost of MS, including medical and non-medical care, production losses, and informal care, at more than $47,000 per U.S. patient per year. Complications from MS may make it harder for people to work and may interfere with their ability to perform common, daily activities.

For most people with MS, the disease slowly progresses with a series of unpredictable flare-ups, also called relapses or exacerbations. But for some, the progression of the disease is rapid. Each relapse tends to lead to increasing disabilities such as walking impairment, muscle weakness or speech or vision impairments. Approximately 80 percent of people with MS experience some form of walking disability. Within 15 years of an MS diagnosis, 50 percent of patients often require assistance walking and in later stages, about a third of patients are unable to walk. According to the NARCOMS (North American Research Committee on Multiple Sclerosis) patient registry, approximately 80 percent of people with MS experience some degree of walking impairment. Additionally, mobility issues tend to worsen over time and seem to be independent of the type of MS diagnosed.

About Fampridine-SR

Fampridine-SR is a sustained-release tablet formulation of the investigational drug fampridine (4-aminopyridine, or 4-AP). Data collected in laboratory studies found that fampridine can improve the communication between damaged nerves, which may result in increased neurological function.

Fampridine-SR Mechanism of Action

A nerve cell has one extension, called an axon, which it uses to communicate via electrical signals to other nerve cells. All but the smallest axons have a special covering of a fatty substance called myelin that acts as insulation to preserve and speed these nerve signals, much like the insulating cover of an electrical cord helps preserve the transmission of electricity.

In MS, the myelin becomes damaged and the axon cannot effectively transmit electrical impulses. Specifically, the damaged myelin exposes channels in the membrane of the axon, which allow potassium ions to leak from the axon, dissipating the electrical current. Fampridine-SR blocks these exposed channels, and helps the electrical signals to pass through areas of damage.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from future studies of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, the ability to obtain additional financing to support Acorda Therapeutics’ operations, unfavorable results from its preclinical programs, and failure to protect its intellectual property or to defend against the intellectual property claims of others. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for SCI, MS and related nervous system disorders. The Company’s marketed products include Zanaflex Capsules(TM) (tizanidine hydrochloride), a short-acting drug for the management of spasticity. For full prescribing information, please go to www.zanaflexcapsules.com. Acorda’s lead clinical stage product, Fampridine-SR, recently completed a Phase 3 study in people with MS. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.